Array BioPharma Announces Positive Interim Results From Combination Trial Of ARRY-520 With Kyprolis At The 2013 European Hematology Association Congress

BOULDER, Colo., June 17, 2013 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today announced that interim results from an ongoing ARRY-520 clinical trial in multiple myeloma (MM) were presented at the 2013 Congress of the European Hematology Association in Stockholm, Sweden. Also at the meeting, Array presented updated information on a potential patient selection marker for ARRY-520. ARRY-520 is a highly selective, targeted inhibitor of KSP with a mechanism of action distinct from other drugs used to treat MM that continues to advance in clinical trials.

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Phase 1 Study of the Novel KSP Inhibitor ARRY-520 + Carfilzomib in Patients with Relapsed and/or Refractory Multiple Myeloma (RRMM) (Protocol # ARRAY-520-112)
Interim data from an ongoing combination trial of ARRY-520 with Kyprolis® (carfilozomib) in patients with relapsed or refractory MM who are refractory or intolerant to Velcade® (bortezomib) were reported. The combination has demonstrated early signals of activity with a disease control rate (complete response, partial response, minimal response or stable disease) of 82% and a clinical benefit rate (≥minimal response) of 53%, including one complete response. In addition, the combination has been well tolerated with no unexpected hematologic toxicity and a manageable side effect profile. More than half of the patients enrolled remain on study, with patients in the current cohort receiving full doses of both drugs without reaching a maximum tolerated dose (MTD).

"To date, the combination of ARRY-520 with Kyprolis has been well tolerated. Reversible neutropenia is the most common adverse event and does not appear to be additive relative to the observed events for either drug alone," said Jatin J. Shah, M.D., Assistant Professor, Lymphoma/Myeloma, Division of Cancer Medicine, The University of Texas, MD Anderson Cancer Center. "While this is an ongoing study, and we await mature data, there have been promising signs of activity in a heavily pretreated population, which includes several patients previously exposed to ARRY-520 or carfilzomib."

Alpha 1-Acid Glycoprotein (AAG) is a Potential Patient Selection Marker for Clinical Activity of ARRY-520 in Relapsed and Refractory Multiple Myeloma (MM) (Protocol # ARRAY-520-212)
Data on a potential patient selection marker was also presented from multiple studies of ARRY-520 in patients with relapsed and refractory multiple myeloma. To date all responses have occurred in patients with low levels of alpha-1-acid glycoprotein (AAG) and these patients had longer event free survival (time to next treatment or death). In a single-agent Phase 2 ARRY-520 clinical study, the median overall survival was reported to be markedly longer in patients with low AAG as compared to patients with high AAG (20.2 vs. 4.5 months). These results may enable more precise targeting of patient populations who will benefit from ARRY-520.

About ARRY-520 for Multiple Myeloma
ARRY-520 is a highly selective, targeted inhibitor of KSP with a novel mechanism of action distinct from currently approved drugs to treat multiple myeloma (MM). ARRY-520 preferentially acts on MM cells, versus terminally differentiated or epithelial cells, based on Mcl-1 survival dependence. As predicted by its targeted mechanism, no treatment-related neuropathy and minimal non-hematologic adverse events, including gastro-intestinal and dermatological toxicities, have been reported with ARRY-520 therapy at the recommended dose.

ARRY-520 is currently advancing in three clinical trials. Data from these three active trials will inform our pivotal trial decisions:

  Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid® (lenalidomide), Velcade® (bortezomib) and dexamethasone therapy.
  Dose escalation trial in combination with Velcade® plus dexamethasone in patients with relapsed or refractory MM.
  Investigator-sponsored dose escalation trial in combination with Kyprolis® (carfilzomib) in patients with relapsed or refractory MM who are refractory or intolerant to Velcade® therapy.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis expects to begin Phase 3 trials evaluating Array-invented MEK162 in NRAS-mutant melanoma and in BRAF-mutant melanoma in 2013. In addition, Array will begin a Phase 3 trial evaluating MEK162 in low-grade serous ovarian cancer under the license agreement with Novartis in 2013. AstraZeneca began a pivotal trial with selumetinib (an Array-invented drug) in thyroid cancer in May 2013 and expects to begin a Phase 3 trial in non-small cell lung cancer during the second half of 2013. Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials or the timing of the completion or initiation of further development of ARRY-520 and our other partnered programs, the likelihood or timing of pivotal trial decisions on our partnered programs, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of June 17, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com